EXHIBIT 23

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statements of Carnegie Bancorp (the "Company") on Form S-8 (File Nos. 33-81918 and 333-20515), and in the post effective amendment on Form S-3 to the registration statement of the Company on Form SB-2 (File No. 33-80426) of our report dated February 3, 1997, which includes an explanatory paragraph regarding the change in method of accounting for certain investment securities in 1994, on our audits of the consolidated financial statements of Carnegie Bancorp and Subsidiary as of December 31, 1996 and 1995 and for the years ended December 31, 1996, 1995 and 1994 which is included in this Annual Report on Form 10-KSB. We also consent to the reference to our Firm under the caption "Experts".

                                        /s/  COOPERS & LYBRAND LLP


Princeton, New Jersey
March 31, 1997